EXHIBIT 10.1

TARGA RESOURCES CORP.

RESTRICTED STOCK UNIT (RSU) AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) evidences an award made as of the             day of             ,             (the “Date of Grant”), by TARGA RESOURCES CORP., a Delaware corporation (the “Company”), to             (the “Employee”).

1. Award. Pursuant to the TARGA RESOURCES CORP. 2010 STOCK INCENTIVE PLAN, as amended (the “Plan”), the Company hereby makes a grant of restricted stock units with respect to             shares of the Company’s common stock, par value $0.001 per share (the “Restricted Stock Units” or “RSUs”), with each Restricted Stock Unit granted hereunder relating to one share of Common Stock. This award of Restricted Stock Units constitutes an award of “Phantom Stock” under the Plan and shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.

2. Definitions. Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(a) “Disability” shall mean a disability that entitles the Employee to disability benefits under the Company’s long-term disability plan.

(b) “Forfeiture Restrictions” shall have the meaning specified in Section 3(a) hereof.

3. Restricted Stock Units. By acceptance of this Restricted Stock Unit award, Employee agrees with respect thereto as follows:

(a) Forfeiture Restrictions. The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise transferred, encumbered, or disposed of, and in the event of termination of the Employee’s employment with the Company (as defined in Section 7 hereof) for any reason other than death or Disability, the Employee shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock Units to the Company upon termination of employment as provided in this Section 3(a) are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Stock Units.

(b) Lapse of Forfeiture Restrictions (Vesting). Provided that the Employee has been continuously employed by the Company from the Date of Grant through the lapse date set forth in the following schedule, the Forfeiture Restrictions shall lapse, and the Restricted Stock Units will vest, with respect to a percentage of the Restricted Stock Units determined in accordance with the following schedule:

Lapse (Vesting) Date	Percentage of Total Number of RSUs as to Which Forfeiture Restrictions Lapse
[	% ]

Notwithstanding the schedule set forth above, (i) if the Employee’s employment with the Company is terminated by reason of death or Disability, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Stock Units effective as of the date of such termination, and (ii) if a Change in Control occurs and the Employee has remained continuously employed by the Company from the Date of Grant to the date upon which such Change in Control occurs, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Stock Units on the date upon which such Change in Control occurs. Any Restricted Stock Units with respect to which the Forfeiture Restrictions do not lapse in accordance with the preceding provisions of this Section 3(b) (and any associated unvested dividend equivalents) shall be forfeited to the Company for no consideration as of the date of the termination of the Employee’s employment with the Company.

(c) Payments. Subject to Section 4 hereof, as soon as reasonably practicable after the lapse of the Forfeiture Restrictions with respect to the specified number of Restricted Stock Units as provided in Section 3(b) hereof (but in no event later than the end of the calendar year in which the Forfeiture Restrictions so lapse), the Company shall deliver to the Employee with respect to each share of the Common Stock covered by each such Restricted Stock Unit one share of the Common Stock. The Company shall deliver the shares of Common Stock in electronic, book-entry form, with such legends or restrictions thereon as the Committee may determine to be necessary or advisable in order to comply with applicable securities laws. The Employee shall complete and sign any documents and take any additional action that the Company may request to enable it to deliver shares of Common Stock on the Employee’s behalf.

(d) Dividend Equivalents. In the event the Company declares and pays a dividend in respect of its Common Stock and, on the record date for such dividend, the Employee holds Restricted Stock Units granted pursuant to this Agreement that have not been settled in accordance with Section 3(c) hereof (or forfeited), the Company shall credit to an account maintained by the Company for the Employee’s benefit an amount equal to the cash dividends the Employee would have received if it were the holder of record, as of such record date, of the number of shares of Common Stock related to the portion of the Restricted Stock Units that have not been settled or forfeited as of such record date. Such account is intended to constitute an “unfunded” account, and neither this Section 3(d) nor any action taken pursuant to or in accordance with this Section 3(d) shall be construed to create a trust of any kind. Amounts credited to such account with respect to Restricted Stock Units that vest in accordance with Section 3(b) above will become vested dividend equivalents and will be paid to the Employee in cash as soon as administratively practicable following the vesting date but no later than the last day of the calendar year that includes the vesting date specified in Section 3(b). The Employee shall not be entitled to receive any interest with respect to the timing of payment of dividend equivalents. In the event all or any portion of the Restricted Stock Units granted hereby fail to become vested under Section 3(b), the unvested dividend equivalents accumulated in the Employee’s account with respect to such Restricted Stock Units shall be forfeited to the Company.

(e) Corporate Acts. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

4. Withholding of Tax. To the extent that the receipt of the Restricted Stock Units (or any dividend equivalents related thereto) or the lapse of any Forfeiture Restrictions results in compensation income or wages to the Employee for federal, state, or local tax purposes, the Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its minimum obligation under applicable tax laws or regulations, and if the Employee fails to do so (or if the Employee instructs the Company to withhold cash or stock to meet such obligation), the Company shall withhold from any cash or stock remuneration (including withholding any shares of the Common Stock distributable to the Employee under this Agreement) then or thereafter payable to the Employee any tax required to be withheld by reason of such resulting compensation income or wages. The Company is making no representation or warranty as to the tax consequences to the Employee as a result of the receipt of the Restricted Stock Units, the treatment of dividend equivalents, the lapse of any Forfeiture Restrictions, or the forfeiture of any Restricted Stock Units pursuant to the Forfeiture Restrictions.

5. Rights as Stockholder. The Restricted Stock Units represent an unsecured and unfunded right to receive a payment in shares of Common Stock, which right is subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. Accordingly, the Employee will have no rights as a stockholder with respect to any shares covered by this Agreement until the Restricted Stock Units vest and the shares of Common Stock are issued by the Company and are deposited in the Employee’s account at a transfer agent or other custodian selected by the Committee, or are issued to the Employee with respect to those vested units.

6. Clawback. Notwithstanding any provisions in the Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of the Common Stock delivered hereunder), whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder.

7. Employment Relationship. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as (a) the Employee remains an employee of either the Company or an Affiliate, or (b) (i) the Employee remains a Consultant to either the Company or an Affiliate and/or (ii) following any voluntary termination of employment by the Employee, the Employee refrains from accepting other employment with, or providing services to, (A) any competitor of the Company, or (B) any other organization if the employment or services to be provided thereto are in a substantially similar capacity, role, or function as has been provided to the Company or its Affiliates (but excluding the ability to provide services as a director of such other organizations). Without limiting the scope of the preceding sentence, it is specifically provided that the Employee shall be considered to have terminated employment or service with the Company at the time of the termination of the “Affiliate” status of the entity or other organization that employs or engages the Employee. Nothing in the adoption of the Plan, nor the award of the Restricted Stock Units thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by or service with the Company or affect in any way the right of the Company to terminate such employment or service at any time. Unless otherwise provided in a written employment or consulting agreement or by applicable law, the Employee’s employment by or service with the Company shall be on an at-will basis, and the employment or service relationship may be terminated at any time by either the Employee or the Company for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment or service, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final.

8. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee at the Employee’s principal place of employment or if sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

10. Entire Agreement; Amendment. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

11. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee. The provisions of Section 6 shall survive the lapse of the Forfeiture Restrictions without forfeiture.

12. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof, or, if applicable, the laws of the United States.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, as of the date first above written.

TARGA RESOURCES CORP.

By:
Name:
Title: